UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Dr Pepper Snapple Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to Bottlers

Jan. 29, 2018

Dear Valued Partner,

I am excited to share some big news about Dr Pepper Snapple Group that will be transformative for our business. We have signed an agreement to merge with Keurig Green Mountain. This agreement will create a new publicly traded beverage company, Keurig Dr Pepper, with a world-class portfolio of iconic brands that will be available in nearly every distribution channel and fulfill every consumption occasion in North America, cold or hot, at work or at play, at home or on-the-go.

Keurig Green Mountain is the leader in single-serve coffee, with Keurig brewers in more than 25 million homes and offices throughout North America. As Keurig Dr Pepper, our combined portfolio will grow to approximately 125 owned, licensed and partner brands. That brand power, combined with our unique strength in DSD and warehouse delivery capabilities, Keurig’s strength in e-commerce and office/hospitality channels and our joint capabilities serving retailers of all sizes and formats, gives us unrivaled nationwide distribution capability and strong exposure to fast-growing beverage categories.

This agreement is scheduled to be completed in the second quarter. For the foreseeable future it’s business as usual, and we are as committed as ever to providing you with exceptional service, delivering against our priorities and plans for 2018 and working with you to execute with excellence at retail.

We will look forward to sharing more with you in the coming weeks. Thank you for your continued partnership.

Larry D. Young
President and CEO

Additional Information:

This communication may be deemed solicitation material in respect of the proposed business combination. In connection with the proposed transaction, Dr Pepper Snapple Group plans to file with the SEC and furnish to its stockholder a proxy statement and other relevant documents. Dr Pepper Snapple Group’s stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction. Dr Pepper Snapple Group’s stockholders will be able to obtain a free copy of such proxy statement when it becomes available, as well as other filings containing information about each party to the proposed transaction, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference therein can also be obtained without charge, when they become available, by directing a request to Investor Relations, Dr Pepper Snapple Group, Inc. at 972-673-7000.

The directors and executive officers of each party may be deemed to be participants in the solicitation of proxies from Dr Pepper Snapple Group’s stockholders in respect of the proposed transaction.  Information regarding the directors and executive officers of Dr Pepper Snapple Group is currently available in its proxy statement for its 2017 annual meeting of stockholders filed with the SEC by Dr Pepper Snapple Group on March 28, 2017.  Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials that will be filed by Dr Pepper Snapple Group with the SEC when they become available.

Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.